Exhibit 23.1

Tower Bridge House St Katharine’s Way London
E1W 1DD

Tel: +44 (0)20 7063 4000
www.mazars.co.uk

Consent of Independent Registered Public Accounting Firm

The Board of Directors of OKYO Pharma Limited:

We consent to the reference to our firm under the caption “Experts” and to the use of our audit report dated January 26, 2022 on the consolidated balance sheets for the years ended March 31, 2021 and March 31, 2020 and the related consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity for each of the years in the two-year period ended March 31, 2021, and the related notes, in the Registration Statement (Form F-1) of OKYO Pharma Limited dated May 13, 2022.

London, England

May 13, 2022